                    MASTER FUND ACCOUNTING SERVICES AGREEMENT

     AGREEMENT made as of the 14th day of February, 2000, by and between Lifetime Achievement Fund, Inc. (the "Fund") and Mackenzie Investment Management, Inc. (the "Agent").

     WHEREAS, the Fund is an open-end investment company registered with the Securities and Exchange Commission (the "SEC") under the Investment Company Act of 1940 (the "1940 Act");

     WHEREAS, the Fund desires certain accounting and pricing services of the Agent as shall be designated in supplements to this Agreement as further agreed between the Fund and the Agent; and

     WHEREAS, the Agent has developed the capability to provide certain of the accounting and pricing services required by the Fund.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties agree as follows:

1.   DUTIES OF AGENT - GENERAL.

     The Agent is authorized to act under the terms of this Agreement as the Fund's agent, and as such will:

     a. Maintain and preserve the Fund's accounts, books, records and other documents as are required of the Fund under Section 31 of the 1940 Act and Rules 31a-1 and 31a-2 thereunder;

     b. Record the current day's trading activity and such other proper bookkeeping entries as are necessary for determining that day's net asset value for the Fund;

     c. Render statements or copies of records for the Fund from time to time as requested by the Fund (see Exhibit A);

     d. Facilitate audits of accounts by the Fund auditors or by any other auditors employed or engaged by the Fund or by any regulatory body with jurisdiction over the Fund; and

     e. Compute the Fund's net asset value per share and, if applicable, its public offering price, total returns and yields, and notify the Fund and such other

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          persons as the Fund may reasonably request of the net asset value per share, the public offering price and/or the total return or yield.

2.   VALUATION OF SERVICES.

     Securities will be valued in accordance with the specific provisions of the Fund's Prospectus.

3. COMPUTATION OF NET ASSET VALUE, PUBLIC OFFERING PRICE, TOTAL RETURNS AND YIELDS.

     The Agent will compute the Fund's net asset value in a manner consistent with the specific provisions of the Fund's Prospectus. [In general, such computation will be made by dividing the value of the Fund's portfolio securities, cash and any other assets, less its liabilities, by the number of shares of the Fund outstanding, adjusted to the nearest cent. Such computation will be made as of the close of regular trading on the New York Stock Exchange (normally 4:00 p.m. Eastern time) on each day that the New York Stock Exchange is open for trading. If applicable, the Agent will also compute the public offering price by dividing the net asset value per share by the appropriate factor as provided by the Fund; the total return; and the yield.]

4.   AGENT'S RELIANCE ON INSTRUCTIONS AND ADVICE.

     In maintaining the Fund's books of account and making the necessary computations, the Agent shall be entitled to receive, and may rely upon, (i) information furnished by a pricing or other similar service pursuant to an agreement between the Agent, on behalf of the Fund, and such service provider, approved by the Fund's Board of Directors, and (ii) information furnished it by any authorized officer of the Fund relating to:

     a. The manner and amount of accrual of expenses other than management fees to be recorded on the books of the Fund;

     b. If applicable, the source of quotations to be used for such portfolio securities as may not be available through the Agent's normal pricing services;

     c. If applicable, the value to be assigned to any portfolio security or other asset for which no price quotations are readily available;

     d. If applicable, the manner of computation of the public offering price and such other computations as may be necessary; and

     e.   Notification of transactions in portfolio securities.

     The Agent shall be entitled to rely upon any certificate, letter or other instrument or telephone call reasonably believed by the Agent to be genuine and to have been properly made or signed by an officer or other authorized agent of the Fund, on behalf of the fund, and shall be entitled to receive as conclusive proof of any fact or matter required to be ascertained by it hereunder a certificate signed by an officer of the Fund, on behalf of the Fund or any other person authorized by the Fund's Board of Directors. The Agent may assume that any certificate, letter or other instrument or telephone call received hereunder is not in any way inconsistent with the provisions of organizational documents or this Agreement or of any vote, resolution or proceeding of the Fund's Board of Directors or of the Fund's shareholders, unless and until the Agent receives written notice to the contrary.

     The Agent shall be entitled to receive and act upon advice of counsel (which may be counsel for the Fund) at the expense of the Fund and shall be without liability for any action taken or thing done in good faith in reliance upon such advice.

     The Fund agrees to furnish the Agent with a copy of the Fund's Prospectus as in effect from time to time.

5.   DUTY OF CARE AND INDEMNIFICATION.

     The Agent shall at all times use reasonable care and act in good faith in performing its duties hereunder. The Agent shall incur no liability to the Fund in connection with its performance of services hereunder, except to the extent that it does not comply with the foregoing standards.

     The Fund agrees to indemnify and hold harmless the Agent and its employees, agents and nominees from all taxes, charges, expenses, assessments, claims and liabilities (including attorneys' fees) incurred or assessed against them in connection with the performance of this Agreement, except such as may arise from the Agent's own willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties, obligations or responsibilities set forth in this Agreement.

     Notwithstanding anything in this Agreement to the contrary, neither the Agent nor its affiliates shall be liable to the Fund for any consequential, special or indirect losses or damages which the Fund may incur or suffer by or as a consequence of the Agent's or its affiliates' performance of the services provided hereunder, whether or not the likelihood of such losses or damages was known by the Agent or its affiliates.

     Without limiting the generality of the foregoing, the Agent's responsibility for damage or loss arising from service interruptions caused by equipment failure, military power, war, insurrection, or nuclear fission, fusion or radioactivity shall be limited to the use of the Agent's reasonable efforts to recover the Fund's records determined to be lost, missing or destroyed.

6.    COMPENSATION AND AGENT'S EXPENSES.

     The Agent shall be paid for its services pursuant to this Agreement such compensation as may from time to time be agreed upon in writing between the two parties. The Agent shall be entitled to recover its reasonable telephone, delivery and other out-of-pocket expenses as incurred.

     The Fund shall pay the Agent a monthly fee based upon the rate(s) set forth in a Fee Schedule attached to this Agreement as Exhibit B. The Fund shall be responsible for fees incurred in connection with a pricing or other similar service furnishing information pursuant to Section 4 of this Agreement.

     If the fees payable to the Agent pursuant to this Section begin to accrue before the end of any month or if this Agreement terminates before the end of any month, the fees for the period from that date to the end of that month or for the period from the beginning of that month to the date of termination, as the case may be, shall be prorated according to the proportion which the period bears to the full month in which the effectiveness or termination occurs. For purposes of calculating the monthly fees, the value of the net assets of the Fund shall be computed in the manner specified in the Fund's Prospectus for the computation of its net asset value.

7.   TERMINATION AGREEMENT.

     This Agreement may be terminated by either party upon at least sixty (60) days' prior written notice to the other party. Upon termination of this Agreement with respect to the Fund, the Agent will turn over to the Fund, at the Fund's expense, and cease to retain in the Agent's files, records of the calculations of the net asset value of the Fund and other records pertaining to its services hereunder; PROVIDED, that the Agent may, at the Fund's expense, make and retain copies of any such records. In the event that in connection with the termination of this Agreement with respect to the Fund, a successor to any of the Agent's duties or responsibilities hereunder is designated by the Fund by written notice to the Agent, the Agent will cooperate in the transfer of such duties and responsibilities, and the Fund shall pay any reasonable expenses associated with transferring the books and records of the Fund.


8.   REPORTS AND MAINTENANCE OF RECORDS BY AGENT.

     The Agent will furnish to the Fund and to properly authorized auditors, examiners, distributors, dealers, underwriters, salesmen, insurance companies, investors, and others designated by the Fund in writing, such books, records, and reports at such times as are prescribed for each service in Exhibit A attached hereto. The Fund shall examine or shall cause any other authorized recipient to examine promptly each such book, record, or report, or copy thereof, and shall report or shall cause to be reported any errors or discrepancies therein, but the Fund's failure to observe or report any such error or discrepancy shall not relieve the Agent of its responsibilities or liabilities as agreed to under the terms of this Agreement. The Agent may at its option at any time and shall forthwith upon the Fund's demand turn over to the Fund and cease to retain in the Agent's files, records and documents created and maintained by the Agent pursuant to this Agreement that are no longer needed by the Agent in the performance of its services or for its protection.

     If not so turned over to the Fund, such documents and reports will be retained by the Agent for six years from the year of creation, during the first two of which the same will be in readily accessible form. At the end of six years, such records and documents shall be turned over to the Fund by the Agent unless the Fund authorizes their destruction.

     Upon the reasonable request of the Fund or its agents, copies of any such records shall be provided by the Agent to the Fund or to an authorized person of the Fund, at the Fund's expense.

9.   TERM.

     The term of this Agreement shall begin as of the date first set forth above and unless sooner terminated as hereinafter provided, this Agreement shall remain in effect for a period of one year from that date. Thereafter, this Agreement shall continue in effect with respect to the Fund from year to year, subject to the termination provisions and all other terms and conditions hereof.

10.  INTERPRETATION AND DEFINITION OF TERMS.

     Any question or interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act, as amended, shall be resolved by reference to such term or provision of the 1940 Act and to interpretation thereof, if any. Specifically, the terms "interested persons," "affiliated person," and "assignment," as used in this Agreement, shall have the meanings assigned to them by Section 2(a) of the 1940 Act.

11.  SOFTWARE AND RELATED MATERIALS.

     All computer programs, written procedures, and similar items developed or acquired and used by the Agent in performing its obligations under this Agreement

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shall be the property of the Agent, and the Fund will not acquire any ownership interest therein or property rights with respect thereto.

12.  SERVICES TO OTHER CLIENTS.

     Nothing herein contained shall limit the freedom of the Agent or any affiliated person of the Agent to render services of the types contemplated hereby to other persons, firms or corporations, including but not limited to other investment companies, or to engage in other business activities.

13.  MISCELLANEOUS.

     a. This Agreement shall be governed and construed in accordance with the laws of Florida, provided that nothing herein shall be construed in a manner inconsistent with the 1940 Act.

     b. This Agreement may not be assigned by either party without the written consent of the other party. The Agent may, with notice to and consent on the part of the Fund, which consent shall not be unreasonably withheld, subcontract for the performance of certain services under this Agreement to qualified service providers.

     c. The captions of this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

     d. The Fund's Articles of Incorporation, together with any amendments thereto, have been filed with the Secretary of State of the State of Maryland. The obligations of the Fund are not personally binding upon, nor shall resort be had to the private property of, any of the trustees, shareholders, officers, employees or agents of the Fund, but only the Fund's property shall be bound.

     e. In connection with the operation of this Agreement, the Fund and the Agent may agree from time to time on such provisions interpretive of or in addition to the provisions of this Agreement as in their joint opinions may be consistent with the general tenor of this Agreement. Any such interpretive or additional provisions are to be signed by both parties and annexed hereto, but no provision shall be deemed to be an amendment of this Agreement.

     f. Nothing in this Agreement shall give or be construed to give any shareholder of the Fund any rights against the Agent.

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     g.   All notices and other communications shall be in writing or by confirming telegram, cable, telex or facsimile sending device. Notices shall be addressed (a) if to the Agent, at Via Mizner Financial Plaza, 700 South Federal Highway, Suite 300 Boca Raton, FL 33432, Attn: C. William Ferris; (b) if to the Fund, at 11605 West Dodge Road, Omaha, Nebraska 68154, Attn: Roland R. Manarin; or (c) if to neither of the foregoing, at such other address as shall have been given by like notice to the sender of any such notice or other communication by the other party. If notice is sent during regular business hours, by confirming telegram, cable, telex or facsimile sending device, it shall be deemed to have been given immediately. If notice is sent by first-class mail, it shall be deemed to have been given three days after it has been mailed. If notice is sent by messenger or overnight mail, it shall be deemed to have been given on the day it is delivered.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first written above.

                                            LIFETIME ACHIEVEMENT FUND, INC.


                                            By:/s/ Roland R. Manarin
                                               ------------------------------
                                               Roland H. Manarin, President

                                            MACKENZIE INVESTMENT
                                            MANAGEMENT, INC.


                                            By:/s/ C. William Ferris
                                               ------------------------------
                                               C. William Ferris, Senior Vice
                                                President

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                                    EXHIBIT A

                       Fund Accounting Services Agreement

STANDARD REPORTS AND AVAILABILITY

The following reports will be provided to the Fund on a regular basis with availability as indicated:

A.   Daily

     1.   Printed Trial Balance
     2.   Net Asset Value Worksheet
     3.   Cash Forecast
     4.   Yield Computation, if applicable

B.   Weekly - Tax Lot Ledgers

C.   Monthly

     1.   Tax Lot Ledgers as of month-end
     2.   Working Appraisal as of month-end
     3.   Purchase and Sale Journal for the month
     4.   Summary of Gains and Losses on Securities for the month
     5.   Dividend Ledger for the month (receivable as of month-end and earned)
     6. Interest Income Analysis for the month (receivable as of month-end and earned)
     7.   Trial Balance as of month-end
     8.   Net Asset Value Worksheet as of month-end
     9. Open Trades (payable and receivable for unsettled securities transactions)

D.   Annually

     1.   Purchase and Sale Journal for the year
     2.   Summary of Gains and Losses on Securities for the year
     3.   Broker Allocation Report for the year

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                                    EXHIBIT B

                       Fund Accounting Services Agreement
                                  Fee Schedule

NET ASSETS OF FUND AT PRECEDING MONTH'S END                     MONTHLY FEE
$0 - $10 million                                                   $1,250

$10 million - $40 million                                          $2,500

$40 million - $75 million                                          $5,000

Over $75 million                                                   $6,500